Exhibit 4.2

CAPITAL ONE FINANCIAL CORPORATION

AND

THE BANK OF NEW YORK

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 1, 2006

to the

INDENTURE

Dated as of June 6, 2006

SECOND SUPPLEMENTAL INDENTURE, dated as of August 1, 2006 (the “Supplemental Indenture”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (the “Company”) having its principal office at 1680 Capital One Drive, McLean, VA 22102, and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of June 6, 2006, between the Company and the Trustee (the “Indenture”), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Section 2.1 or 3.1 of the Indenture;

WHEREAS, pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

1.1 For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture and the following terms used in this Supplemental Indenture have the following respective meanings:

“APM Commencement Date” means, with respect to any Deferral Period, the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the Junior Subordinated Debt Securities and (ii) the fifth anniversary of the commencement of such Deferral Period.

“APM Period” means, with respect to any Deferral Period, the period commencing on the APM Commencement Date and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including Compounded Interest, on the Junior Subordinated Debt Securities (other than any interest cancelled pursuant to Section 2.1(h)).

“Bankruptcy Event” means any of the events set forth in Section 5.1(b), (c) or (d) of the Indenture.

“Business Day” is any day, other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) on or after August 15, 2036, a day that is not a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Calculation Agent” means JPMorgan Chase Bank, National Association, or any other firm appointed by the Company, acting as calculation agent for the Junior Subordinated Debt Securities.

“Capital Securities” has the meaning set forth in the Declaration of Trust.

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of any (i) amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Capital Securities, (ii) proposed change in those laws or regulations that is announced after the initial issuance of the Capital Securities, or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying such laws or regulations that is announced after the initial issuance of the Capital Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Capital Securities (or any substantial portion) as “Tier 1 Capital” (or the equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Compounded Interest” means the interest, if any, that shall accrue on any interest on the Junior Subordinated Debt Securities the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum specified or determined as specified in the Junior Subordinated Debt Securities.

“Current Stock Market Price” of the Common Stock on any date shall mean (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange or The Nasdaq National Market on which the Common Stock is traded or quoted, (ii) if the Common Stock is not either listed on any U.S. securities exchange or quoted on The Nasdaq National Market on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Declaration of Trust” has the meaning set forth in Section 2.1(a).

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payment and ending on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the Junior Subordinated Debt Securities.

“Eligible Proceeds” means, with respect to any Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the six month period prior to such Interest Payment Date from the issuance or sale of Qualifying Warrants or Preferred Stock up to the Preferred Stock Issuance Cap to Persons that are not Subsidiaries.

“Federal Reserve” means the Board of Governors of the Federal Reserve System, as from time to time constituted or, if at any time after the execution of this Indenture the Federal Reserve is not existing and performing the duties now assigned to it, the body performing such duties at such time.

“Final Repayment Date” has the meaning set forth in Section 2.1(d)(iii).

“Guarantee” has the meaning set forth in Section 2.1(a).

“Interest Payment Date” means a Monthly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.

“Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, August 1, 2006) to but excluding the next Interest Payment Date.

“Investment Company Event” means the receipt by the Company and the Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any change in law or regulation or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the original issuance of the Capital Securities.

“Junior Subordinated Debt Securities” has the meaning set forth in Section 2.1(a).

“Make-Whole Redemption Price” means, with respect to any Junior Subordinated Debt Securities redeemed pursuant to clause (ii)(a)(2) of Section 2.1(l), the present value of scheduled payments of principal and interest from the Redemption Date to the Scheduled Maturity Date (assuming for this purpose the repayment in full of the Junior Subordinated Debt Securities on the Scheduled Maturity Date) on such Junior Subordinated Debt Securities, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.375% (plus accrued and unpaid interest to the Redemption Date).

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Common Stock and/or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

(b) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Qualifying Warrants or Preferred Stock pursuant to Section 2.1(i) or to issue Qualifying Capital Securities pursuant to Section 2.1(d), as the case may be, and the Company fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to obtain such consent or approval (including, without limitation, failing to obtain approval for such issuance if required from the Federal Reserve after having given notice to the Federal Reserve as required under Section 2.1(i)); or

(c) an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Warrants or Preferred Stock or Qualifying Capital Securities, as the case may be, would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event, in the Company’s reasonable judgment, would have a material adverse effect on its business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction; provided that one or more events described in this clause (c) shall not constitute a Market Disruption Event (A) with respect to more than one Semi-Annual Interest Payment Date (or after the Scheduled Maturity, six consecutive Monthly Interest Payment Dates) in any APM Period with respect to the Company’s obligations pursuant to Section 2.1(i) or (B) with respect to more than six Monthly Interest Payment Dates (whether or not consecutive) in connection with the Company’s obligations pursuant to Section 2.1(d).

“Monthly Interest Payment Date” has the meaning set forth in Section 2.1(e).

“One-month LIBOR” means, with respect to any Interest Period beginning on or after the Scheduled Maturity Date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period commencing on the first day of that monthly interest period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the LIBOR determination date for that Interest Period. If such rate does not appear on Moneyline Telerate Page 3750, one-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR determination date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, one-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, one-month LIBOR for that Interest Period will be the same as one-month LIBOR as determined for the previous Interest Period or, in the case of the Interest Period commencing on the Scheduled Maturity Date, 5.4%. The establishment of one-month LIBOR for each Interest Period commencing on or after the Scheduled Maturity Date by the Calculation Agent shall (in the absence of manifest error) be final and binding. For purposes of this definition , “London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England; “LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant Interest Period; “MoneyLine Telerate Page” means the display on Moneyline Telerate, Inc., or any successor service, on Telerate Page 3750 or any replacement page or pages on that service; and “Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Preferred Stock” means non-cumulative perpetual preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 2.1(i)(1).

“Qualifying Capital Securities” has the meaning set forth in the Replacement Capital Covenant.

“Qualifying Warrants” means net share settled warrants to purchase Common Stock that (i) have an exercise price per share greater than the Current Stock Market Price as of the date of issuance thereof and (ii) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to repurchase for cash in any circumstances.

“Repayment Date” means the Scheduled Maturity Date and each Monthly Interest Payment Date thereafter until the Company shall have repaid or redeem all of the Junior Subordinated Debt Securities.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of August 1, 2006, of the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof.

“Scheduled Maturity Date” has the meaning set forth in Section 2.1(d).

“Semi-Annual Interest Payment Date” has the meaning set forth in Section 2.1(e).

“Tax Event” has the meaning set forth in the Declaration of Trust.

“Treasury Dealer” means The Bank of New York (or its successor) or, if The Bank of New York (or its successor) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Junior Subordinated Debt Securities being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trust” has the meaning set forth in Section 2.1(a).

“Warrant Issuance Cap” has the meaning set forth in Section 2.1(i)(1).

ARTICLE II

TERMS OF SERIES OF SECURITIES

2.1. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “7.686% Junior Subordinated Debt Securities due 2066” of the Company (the “Junior Subordinated Debt Securities”). The Junior Subordinated Debt Securities initially shall be issued to Capital One Capital III, a Delaware statutory trust (the “Trust”). The Declaration of Trust for the Trust shall be the Amended and Restated Declaration of Trust, dated as of August 1, 2006 (the “Declaration of Trust”), among the Company, as Sponsor, The Bank of New York (Delaware), as Delaware Trustee, The Bank of New York, as Institutional Trustee (the “Institutional Trustee”), and certain employees of the Company as Administrative Trustees (the “Administrative Trustees”). The guarantee with respect to the Capital Securities will be issued pursuant to the Guarantee Agreement, dated as of August 1, 2006 (the “Guarantee”), between the Company and The Bank of New York, as Guarantee Trustee.

(b) Aggregate Principal Amount. The maximum aggregate principal amount of the Junior Subordinated Debt Securities which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $651,000,000 (except for Junior Subordinated Debt Securities authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Junior Subordinated Debt Securities pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.7 of the Indenture).

(c) Denominations. The Junior Subordinated Debt Securities will be issued only in fully registered form, and the authorized denominations of the Junior Subordinated Debt Securities shall be $1,000 principal amount and any integral multiple thereof.

(d) Scheduled Maturity Date. (i) The principal amount of, and all accrued and unpaid interest on, the Junior Subordinated Debt Securities shall be payable in full on August 15, 2036, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with the Scheduled Maturity Date, (A) the principal amount of Junior Subordinated Debt Securities payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment accompanying such Officers’ Certificate, (B) such principal amount of Junior Subordinated Debt Securities shall be repaid on the Scheduled Maturity Date pursuant to Article III, and (C) subject to clause (ii) of this Section 2.1(d), the remaining Junior Subordinated Debt Securities shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(l) or shall become due and payable pursuant to Section 5.2 of the Indenture (as amended and restated by this Supplemental Indenture). The entire principal amount of the Junior Subordinated Debt Securities outstanding shall be due and payable on the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee on or prior to the 10th Business Day immediately preceding the Scheduled Maturity Date.

(ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with any Monthly Interest Payment Date, the principal amount of Junior Subordinated Debt Securities payable on such Monthly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, such Junior Subordinated Debt Securities shall be repaid on such Monthly Interest Payment Date pursuant to Article III, and the remaining Junior Subordinated Debt Securities shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(l) or shall become due and payable pursuant to Section 5.2 of the Indenture (as amended and restated by this Supplemental Indenture). The entire principal amount of the Junior Subordinated Debt Securities outstanding shall be due and payable on any Monthly Interest Payment Date in the event the Company does not deliver an Officers’ Certificate to the Trustee on or prior to the 10th Business Day immediately preceding such Monthly Interest Payment Date.

(iii) The principal of, and all accrued and unpaid interest on, all outstanding Junior Subordinated Debt Securities shall be due and payable on August 1, 2066, or if such day is not a Business Day, the following Business Day (the “Final Repayment Date”).

(iv) The obligation of the Company to repay the Junior Subordinated Debt Securities pursuant to this Section 2.1(d) on any date prior to the Final Repayment Date shall be subject to (A) its obligations under Section 14.2 of the Indenture to the holders of Senior Indebtedness and (B) its obligations under Section 2.1(h) with respect to the payment of deferred interest on the Junior Subordinated Debt Securities.

(v) Until the Junior Subordinated Debt Securities are paid in full, the Company shall use “commercially reasonable efforts” (as defined in clause (vi) below), subject to a Market Disruption Event:

(A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a six-month period ending on the date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by Section 3.1 to permit repayment of the Junior Subordinated Debt Securities in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.1(d), and

(B) if the Company is unable for any reason to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit payment in full on the Scheduled Maturity Date or any subsequent Monthly Interest Payment

Date, during a 30-day period ending on the date, not more than 15 and not less than 10 Business Days prior to each Monthly Interest Payment Date, on which the Company delivers the notice required by Section 3.1, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment of the Junior Subordinated Debt Securities in full on such date pursuant to clause (ii) of this Section 2.1(d);

and the Company shall apply any such net proceeds to the repayment of the Junior Subordinated Debt Securities as provided in clause (viii) of this Section 2.1(d).

(vi) For purposes of this Section 2.1(d), “commercially reasonable efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Company shall not be considered to have made commercially reasonable efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

(vii) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (v) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which the Trustee will promptly forward upon receipt to the Administrative Trustees, who shall forward such certificate to each holder of record of Capital Securities) no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (v) above in connection with such Repayment Date. The Company shall be excused from its obligation to use commercially reasonable efforts to sell Qualifying Capital Securities pursuant to clause (v) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the six month period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire six month period or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Junior Subordinated Debt Securities in full. Each Officers’ Certificate delivered pursuant to this clause (vii), unless no principal amount of Junior Subordinated Debt Securities is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the Junior Subordinated Debt Securities to be repaid on such Repayment Date, which amount shall be determined after giving effect to clause (viii) of this Section 2.1(d).

(viii) Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the Junior Subordinated Debt Securities on any Repayment Date will be applied, first, to pay deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.1(i), second, to pay current interest to the extent not paid from other sources, and third, to repay the principal of Junior Subordinated Debt Securities, subject to a minimum principal amount of $5 million to be repaid on the Scheduled Maturity Date or any Monthly Interest Payment Date; provided that if the Company is obligated to sell Qualifying

Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Junior Subordinated Debt Securities, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the Junior Subordinated Debt Securities and those other securities having the same scheduled maturity date as the Junior Subordinated Debt Securities pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Junior Subordinated Debt Securities has been paid in full.

(e) Rate of Interest. Section 3.10(a) of the Indenture shall not apply to the Junior Subordinated Debt Securities. Solely for purposes of the Junior Subordinated Debt Securities, Section 3.10(b) of the Indenture shall allow for computation of interest on the basis of either a 360-day year comprised of twelve 30-day months or a 360-day year and the actual number of days elapsed, as specified in the Junior Subordinated Debt Securities. The Junior Subordinated Debt Securities shall bear interest (i) from and including August 1, 2006 to but excluding the Scheduled Maturity Date at the rate of 7.686% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, and (ii) thereafter, at an annual rate equal to one-month LIBOR plus 2.95%, computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Sections 2.1(g) and (h), interest on the Junior Subordinated Debt Securities shall be payable (i) semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2007, until the Scheduled Maturity Date (each such date, a “Semi-Annual Interest Payment Date”) and (ii) thereafter, on the 15th day of each month, or if such day is not a Business Day, the following Business Day unless such day would fall in the next calendar month, in which case such payment will be made on the immediately preceding Business Day (each such date, a “Monthly Interest Payment Date”), in arrears, commencing on September 15, 2036. Any installment of interest (or portion thereof) deferred in accordance with Section 2.1(g) or otherwise unpaid shall bear interest, to the extent permitted by law, at the rate of interest then in effect on the Junior Subordinated Debt Securities, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid or cancelled in accordance with Section 2.1(h).

(f) To Whom Interest Payable. Interest shall be payable to the Person in whose name the Junior Subordinated Debt Securities are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that (i) interest payable on the Junior Subordinated Debt Securities pursuant to any repayment in accordance with Article III and (ii) interest payable on the Final Repayment Date of the Junior Subordinated Debt Securities shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. Article XIII of the Indenture shall not apply to the Junior Subordinated Debt Securities, which shall be governed by the following provisions.

(i) The Company shall have the right, at any time and from time to time prior to the Final Repayment Date to defer the payment of interest on the Junior Subordinated Debt Securities for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the Junior Subordinated Debt Securities; provided, further, that if the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under the Guarantee, the Company shall not, and shall not permit any Subsidiary, subject to the exceptions specified in Section 10.5 of the Indenture, to: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or the capital stock of a Subsidiary, (ii) other than any repayment of the Junior Subordinated Debt Securities pursuant to Section 2.1(d) and except for any partial payments of deferred interest on the Junior Subordinated Debt Securities that may be made pursuant to Section 2.1(i) or other junior subordinated debt that ranks pari passu with the junior subordinated debt securities expressly permitted by the Indenture, make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s debt securities (including other junior subordinated debt securities or other junior subordinated debt) that rank pari passu with or junior in interest to the Junior Subordinated Debt Securities or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities, other than (a) dividends or distributions in additional shares of the Company’s capital stock, (b) any declaration or payment of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under such a plan, or the redemption or repurchase of any rights distributed pursuant to such a plan, (c) payments under the Guarantee, (d) purchases of Common Stock for issuance pursuant to any employee benefit plans, and (e) solely in the case of any controlled Subsidiaries, make dividends or distributions on the capital stock of such Subsidiary to the Company or any of its Affiliates. The Company shall provide notice to the Federal Reserve upon the commencement of any Deferral Period.

(ii) At the end of any Deferral Period the Company shall pay all deferred interest on the Junior Subordinated Debt Securities that has not been cancelled (together with Compounded Interest thereon, if any, at the rate specified for the Junior Subordinated Debt Securities) to the extent permitted by applicable law, to the Persons in whose names that Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) Subject to Section 2.1(r), in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period, the restrictions set forth in the immediately preceding sentence shall continue in effect in respect of any redemption, purchase or repurchase, acquisition or liquidation payment until the first anniversary of the termination of such Deferral Period.

(iv) Upon termination of any Deferral Period and upon the payment of all deferred interest and any Compounded Interest then due on any Interest Payment Date without cancellation pursuant to the last sentence of Section 2.1(h), the Company may elect to begin a new Deferral Period, subject to the above requirements.

(v) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.1(h).

(vi) The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Institutional Trustee is not the sole holder or a holder of the Junior Subordinated Debt Securities, to the Holders of the Junior Subordinated Debt Securities at least one Business Day prior to the Regular Record Date for the next succeeding Interest Payment Date or, (ii) if the Institutional Trustee is the sole holder of the Junior Subordinated Debt Securities, at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of such Capital Securities of the record date for such Distribution Date or of such Distribution Date, but in any event not more than 15 Business Days prior to such Distribution Date. The Administrative Trustees shall promptly give notice, in the name and at the expense of the Company, of the Company’s election to begin or extend any such Deferral Period to the holders of the outstanding Capital Securities.

(h) Payment of Deferred Interest. The Company will not pay deferred interest on the Junior Subordinated Debt Securities on any Interest Payment Date during any Deferral Period from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Company may pay current interest during a Deferral Period from any available funds and (ii) if the Federal Reserve disapproves of the Company’s sale of Qualifying Warrants or Preferred Stock, the Company may pay deferred interest from any source and if the Federal Reserve disapproves of the use of proceeds of the Company’s sale of Qualifying Warrants or Preferred Stock to pay deferred interest, the Company may use the proceeds for other purposes and continue to defer interest. To the extent that the Company applies proceeds from the sale of Qualifying Warrants and Preferred Stock to pay interest, such proceeds shall be allocated first to deferred payments of interest (including Compounded Interest thereon) in chronological order based on the date each payment was first deferred; provided that no such proceeds will be applied to deferred interest payments (including Compounded Interest thereon) attributable to the first five years of any Deferral Period to the extent such proceeds exceed the amounts described in clause (1) of Section 2.1(i) until all other deferred interest payments (and Compounded Interest thereon) with respect to such Deferral Period have been paid in full. The payment of interest from any other source shall be applied to current or deferred interest as directed by the Company and notified to the Institutional Trustee prior to the applicable Interest Payment Date. To the extent any payment allocable to any installment of interest (including Compounded Interest thereon) is insufficient to pay such installment in full, such payment shall be applied pro rata to the outstanding Junior Subordinated Debt Securities. If the Company has outstanding securities in addition to the Junior Subordinated Debt Securities under which it is obligated to sell Qualifying Warrants or Preferred Stock and apply the net proceeds to the payment of deferred interest, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest shall be applied to the Junior Subordinated Debt Securities and those other securities on a pro rata basis in proportion to the total amounts that are due on the Junior Subordinated Debt Securities and such other securities, or on such other basis as the Federal Reserve may approve. At the expiration of any Deferral Period that continues for 10 years, if (i) no Event of Default is continuing and (ii) the Company has not, due to clause (1) of Section 2.1(i), raised sufficient proceeds from the sale of Qualifying Warrants and Preferred Stock to pay all deferred interest (and Compounded Interest thereon) attributable to the portion of the Deferral Period prior to the APM Commencement Date, the obligation of the Company to pay any such deferred and unpaid interest shall be cancelled.

(i) Alternative Payment Mechanism. The Company shall provide notice to the Federal Reserve at least 10 Business Days prior to the commencement of any APM Period. Immediately following any APM Commencement Date and until the termination of the related Deferral Period, the Company shall, except to the extent that the Federal Reserve shall have disapproved during the 10 Business Day period following the date on which the Company provided notice to the Federal Reserve of the commencement of an APM Period, shall issue Qualifying Warrants and/or Preferred Stock that is subject to a replacement capital covenant similar to the Replacement Capital Covenant until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate and unpaid amount of deferred interest on the Junior Subordinated Debt Securities (including Compounded Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Compounded Interest thereon) in accordance with Section 2.1(h); provided that:

(1) the foregoing obligations shall not apply to the extent that (i) the gross proceeds of any issuance of Qualifying Warrants applied to pay interest on the Junior Subordinated Debt Securities pursuant to this Section 2.1(i), together with the gross proceeds of all prior issuances of Qualifying Warrants applied to deferred interest attributable to the first five years of any Deferral Period (including Compounded Interest thereon), would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive trading days ending on the fourth trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s most recent publicly available consolidated financial statements (the “Warrant Issuance Cap”) or (ii) the net proceeds of any issuance of Preferred Stock so applied to pay interest on the Junior Subordinated Debt Securities pursuant to this Section 2.1(i), together with the net proceeds of all prior issuances of Preferred Stock applied, would exceed 25% of the principal amount of the Junior Subordinated Debt Securities initially issued under the Indenture (the “Preferred Stock Issuance Cap”);

(2) the foregoing obligations shall not apply in respect of any Interest Payment Date if the Company shall have provided to the Trustee (and to the Institutional Trustee of the Trust to the extent it is the Holder of the Junior Subordinated Debt Securities) no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of such period but the Company was unable after commercially reasonable efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered; and

(3) to the extent that the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including Compounded Interest thereon) on any Interest Payment Date pursuant to this Section 2.1(i) and subject to the Warrant Issuance Cap and the Preferred Stock Issuance Cap, such Eligible Proceeds shall be applied in accordance with Section 2.1(h).

For the avoidance of doubt, once the Company reaches the Warrant Issuance Cap, the Company shall not be required to issue more Qualifying Warrants with respect to deferred interest attributable to the first five years of any Deferral Period (including Compounded Interest thereon) pursuant to this Section 2.1(i) even if the amount referred to in clause (i) of this Section 2.1(i)(1) subsequently increases because of a subsequent increase in the sale price of Common Stock or the number of outstanding shares of Common Stock. The Company shall not be excused from its obligations under this Section 2.1(i) if it determines not to pursue or complete the sale of Qualifying Warrants or Preferred Stock due to pricing, dividend rate or dilution considerations.

(j) Events of Default. Solely for purposes of the Junior Subordinated Debt Securities, Section 5.1(a) of the Indenture shall be replaced by the following:

(a) default in the payment of interest, including Compounded Interest but not including interest cancelled pursuant to Section 2.1(h) of this Supplemental Indenture, in full on any Junior Subordinated Debt Securities for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;

For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Junior Subordinated Debt Securities or the holders of the Capital Securities under the Indenture, no breach by the Company of any other covenant or obligation under the Indenture or the terms of the Junior Subordinated Debt Securities shall be an Event of Default with respect to the Junior Subordinated Debt Securities.

(k) Acceleration of Maturity. Solely for purposes of the Junior Subordinated Debt Securities, Section 5.2 of the Indenture shall be replaced by the following:

If an Event of Default under Section 5.1(a) with respect to Securities of any series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Junior Subordinated Debt Securities then Outstanding may declare the principal amount of, and accrued interest (including Compounded Interest) on, all the Junior Subordinated Debt Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the Securities of a series issued to a Trust, if, upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Junior Subordinated Debt Securities then Outstanding fail to declare the principal amount of all the Junior Subordinated Debt Securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Compounded Interest) on all the Junior Subordinated Debt Securities shall become immediately due and payable. Payment of principal and interest (including any Compounded Interest) on such Junior Subordinated Debt Securities shall remain subordinated to the extent provided in Article XIV notwithstanding that such amount shall become immediately due and payable as herein provided. If an Event of Default specified in Section 5.1(b), (c) or (d) occurs, the principal amount of all the Junior Subordinated Debt Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

At any time after such a declaration of acceleration with respect to the Junior Subordinated Debt Securities has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Junior Subordinated Debt Securities of that series then Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue installments of interest (including any Compounded Interest) on all the Junior Subordinated Debt Securities,

(B) the principal of (and premium, if any, on) any Securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Junior Subordinated Debt Securities, and

(C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to the Junior Subordinated Debt Securities, other than the non-payment of the principal of the Junior Subordinated Debt Securities which has become due solely by such acceleration, have been cured or waived as provided in Section 5.6; provided that, if the Holders of at least a majority in principal amount of the Outstanding Junior Subordinated Debt Securities fails to rescind and annul such declaration and its consequences, the holders of a majority in aggregate liquidation amount of the Capital Securities then outstanding shall have such right by written notice to the Company and the Trustee, subject to the satisfaction of the conditions set forth in Clauses (1) and (2) above of this Section 5.2.

No such rescission shall affect any subsequent default or impair any right consequent thereon.”

(l) Redemption. (i) Solely for purposes of the Junior Subordinated Debt Securities, Section 11.8(c) of the Indenture shall be replaced by the following:

(c) then, notwithstanding Section 11.2(a) but subject to Section 11.2(b) and Section 11.1, the Company shall have the right upon not less than 30 days nor more than 60 days notice to the Holders of Securities of the series issued to such Capital One Trust, or to its Institutional Trustee, to redeem such Securities, in whole but not in part, for cash within 90 days following the occurrence of such Tax Event at a Redemption Price equal to the greater of, (1) 100% of the principal amount of the Securities then Outstanding or (2) the present value of scheduled payments of principal and interest from the Redemption Date to the Scheduled Maturity Date on the Securities then Outstanding, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.75%, in each case, plus accrued and unpaid interest to the Redemption Date, provided that if at the time of the occurrence of such Tax Event there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action (“Ministerial Action”), such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Company, the Trust or the holders of the Trust Securities of the Trust, the Company or the Trust shall pursue such Ministerial Action in lieu of redemption, and, provided, further that the Company shall have no right to redeem such Securities while the Company or such Capital One Trust is pursuing any Ministerial Action pursuant to its obligations under the Declaration of Trust.

(ii) The Junior Subordinated Debt Securities are redeemable (a) in whole or in part at the option of the Company at any time after the Original Issue Date at a Redemption Price equal to (1) 100% of the principal amount of such Junior Subordinated Debt Securities plus accrued and unpaid interest to the redemption date or (2) in the case of any such redemption prior to August 15, 2036, if greater, the Make-Whole Redemption Price, (b) pursuant to Section 11.8 of the Indenture, as herein restated, or (c) upon the occurrence and during the continuation of a Capital Treatment Event or Investment Company Event, at any time within 90 days following the occurrence of such Capital Treatment Event or Investment Company Event, in each case in whole but not in part at a Redemption Price equal to 100% of the principal amount of the Junior Subordinated Debt Securities plus accrued and unpaid interest to the redemption date.

(m) Replacement Capital Covenant. The Company shall not modify the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption or repurchase of the Junior Subordinated Debt Securities or Capital Securities is permitted, except with the consent of the holders of a majority by liquidation amount of the Capital Securities or, if the Junior Subordinated Debt Securities have been distributed by the Trust, the Holders of a majority by principal amount of the Junior Subordinated Debt Securities. Except as aforesaid, the Company may modify the Replacement Capital Covenant without the consent of the Holders of the Junior Subordinated Debt Securities.

(n) Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Junior Subordinated Debt Securities, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of such Junior Subordinated Debt Securities, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to Section 2.1(g) (including Compounded Interest thereon) that has not been paid pursuant to Section 2.1(h) to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Compounded Interest thereon) on such Holder’s Junior Subordinated Debt Securities.

(o) Sinking Fund. The Junior Subordinated Debt Securities shall not be subject to any sinking fund or analogous provisions.

(p) Forms. The Junior Subordinated Debt Securities shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(q) Subordination. The subordination provisions of Article XIV of the Indenture shall apply; provided that for the purpose of the Junior Subordinated Debt Securities (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Indebtedness” in the Indenture is hereby amended in its entirety to read as follows:

“Senior Indebtedness” means, with respect to the Company: (1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including the Company’s junior subordinated debentures or guarantees issued in connection with any future traditional trust preferred securities, each of which will rank senior to the Junior Subordinated Debt Securities; (2) all of the Company’s capital lease obligations; (3) all of the Company’s obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of the Company’s obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business; (4) all of the Company’s obligations, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances, security purchase facilities, repurchase agreements or similar credit transactions; (5) all of the Company’s obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, hedging arrangements and other similar agreements; (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of the Company’s property or assets, whether or not such obligation is assumed by the Company; except that Senior Indebtedness will not include: (A) any indebtedness issued under the Indenture; (B) the Guarantee; (C) any indebtedness or guarantee that is by its terms subordinated to, or ranks pari passu with, the Junior Subordinated Debt Securities and the issuance of which, in the case of this clause (C) only, (x) has received the concurrence or approval of the staff of the Federal

Reserve Bank of Richmond or the staff of the Federal Reserve or (y) does not at the time of issuance prevent the Junior Subordinated Debt Securities from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve; and (D) the Company’s 7.50% junior subordinated debt securities due June 15, 2066 issued in connection with the June 2006 offering of 7.50% trust preferred securities of Capital One Capital II and the Company’s guarantee of these trust preferred securities.

(r) Business Combinations. If the Company engages in any transaction that is subject to Section 8.1 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then Section 2.1(h) shall not apply to any interest on the Junior Subordinated Debt Securities that is deferred and unpaid as of the date of consummation of the Business Combination and, with respect to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction, clause (iii) of Section 2.1(g) shall not apply.

(s) Defeasance. Sections 4.2 through 4.7 of the Indenture shall not apply to the Junior Subordinated Debt Securities.

ARTICLE III

REPAYMENT OF THE DEBENTURES

3.1. Repayment. The Company shall, not less than 15 nor more than 10 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of Junior Subordinated Debt Securities to be repaid on such date pursuant to Section 2.1(d).

3.2. Selection of Securities to be Repaid. If less than all the Junior Subordinated Debt Securities are to be repaid on any Repayment Date (unless such repayment affects only a single Junior Subordinated Debt Security), the particular Junior Subordinated Debt Securities to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding Junior Subordinated Debt Securities not previously repaid or called for redemption, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Junior Subordinated Debt Securities, provided that the portion of the principal amount of any Junior Subordinated Debt Securities not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Junior Subordinated Debt Securities.

The Trustee shall promptly notify the Company in writing of the Junior Subordinated Debt Securities selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Junior Subordinated Debt Securities shall relate, in the case of any Junior Subordinated Debt Securities repaid or to be repaid only in part, to the portion of the principal amount of such Junior Subordinated Debt Securities which has been or is to be repaid. If the Company shall so direct, Junior Subordinated Debt Securities registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the Junior Subordinated Debt Securities selected for repayment.

3.3. Notice of Repayment. Notice of repayment shall be given by first-class mail, postage prepaid, mailed not later than the 15th day, and not earlier than the 10th day, prior to the Repayment Date, to each Holder of Securities to be repaid, at the address of such Holder as it appears in the Securities Register.

Each notice of repayment shall identify the Junior Subordinated Debt Securities to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Junior Subordinated Debt Securities) and shall state:

(a) the Repayment Date;

(b) if less than all Outstanding Junior Subordinated Debt Securities are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Junior Subordinated Debt Securities to be redeemed;

(d) that on the Repayment Date, the principal amount of the Junior Subordinated Debt Securities to be repaid will become due and payable upon each such Junior Subordinated Debt Securities or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(e) the place or places where such Junior Subordinated Debt Securities are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Junior Subordinated Debt Securities designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Junior Subordinated Debt Securities.

3.4. Deposit of Repayment Amount. Prior to 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.3 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest (including Compounded Interest) on, all the Junior Subordinated Debt Securities which are to be repaid on that date.

3.5. Payment of Junior Subordinated Debt Securities Subject to Repayment. If any notice of repayment has been given as provided in Section 3.3, the Junior Subordinated Debt Securities or portion of the Junior Subordinated Debt Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Junior Subordinated Debt Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest (including any Compounded Interest) to the Repayment Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such Junior Subordinated Debt Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 3.7 of the Indenture.

Upon presentation of any Junior Subordinated Debt Securities repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, new Junior Subordinated Debt Securities or Junior Subordinated Debt Securities, of authorized denominations, in aggregate principal amount equal to the portion of the Junior Subordinated Debt Securities not repaid and so presented and having the same original issue date, Stated Maturity and terms. If a Global Security is so surrendered, such new Security will also be a new Global Security.

If any Junior Subordinated Debt Securities called for repayment shall not be so paid upon surrender thereof, the principal of such Junior Subordinated Debt Securities shall, until paid, bear interest from the Repayment Date at the rate prescribed therefore in the Junior Subordinated Debt Securities.

ARTICLE IV

MISCELLANEOUS

4.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

4.2. The Article headings herein are for convenience only and shall not affect the construction hereof.

4.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

4.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

4.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

*    *    *    *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Stephen Linehan
Name:	Stephen Linehan
Title:	Executive Vice President & Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Jeremy Finkelstein
Name:	Jeremy Finkelstein
Title:	Assistant Vice President

Annex A – Form of Junior Subordinated Debt Securities

[IF THE SECURITY IS TO BE A GLOBAL SECURITY, INSERT - This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

CAPITAL ONE FINANCIAL CORPORATION

7.686% Junior Subordinated Debt Security due 2066

No.

$

CAPITAL ONE FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay The Bank of New York, as Institutional Trustee of Capital One Capital III, or registered assigns, the principal sum of dollars ($ ) on August 1, 2066, or if such day is not a Business Day (as hereinafter defined), the following Business Day (the “Final Repayment Date”); provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on August 15, 2036, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Supplemental Indenture hereinafter referred to. The Company further promises to pay interest on said principal sum from August 1, 2006 or from the most recent Interest Payment Date for which interest has been paid or duly provided for. This Security shall bear interest (i) from and including August 1, 2006 to but excluding the Scheduled Maturity Date (or if earlier, until the principal hereof is paid in full), at the rate of 7.686% per annum payable (subject to deferral as set forth herein), semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2007, and (ii) thereafter, at an annual rate equal to one-month LIBOR (as defined in the Supplemental Indenture) plus 2.95%, payable (subject to deferral as set forth herein) on the 15th of each month, or in the case of this clause (ii) if any such day is not a Business Day, the following

Business Day, unless such postponement would cause the day to fall in the next calendar month, the Interest Payment Date will instead be brought forward to the immediately preceding Business Day, in arrears, commencing on September 15, 2036 until the principal thereof is paid or duly provided for or made available for payment (each such day referred to in clause (i) or (ii), an “Interest Payment Date”). In the event any Interest Payment Date is not a Business Day, the interest payable on such day shall be paid on the following Business Day and no interest will accrue as a result of such postponement. Any installment of interest (or portion thereof) deferred in accordance with the Supplemental Indenture or otherwise unpaid on the relevant Interest Payment Date shall bear interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid or cancelled in accordance with the Supplemental Indenture.

From and including August 1, 2006 to but excluding the Scheduled Maturity Date, the amount of interest payable on this Security shall be computed on the basis of a 360-day year comprised of twelve 30-day months; thereafter, the amount of interest payable on this Security shall be computed on the basis of a 360-day year and the actual number of days elapsed. A “Business Day” shall mean any day other than (i) a Saturday or Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) on or after August 15, 2036, a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self regulatory organization, all as more fully provided in said Indenture.

The Company shall have the right, at any time and from time to time prior to the Final Repayment Date to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed 10 years; provided, however, that no Deferral Period (as hereinafter defined) shall extend beyond the Final Repayment Date; provided, further, that during any such Deferral Period (and, except as provided in the Supplemental Indenture with respect to certain transactions, in the case of any Deferral Period that does not terminate on the Interest Payment Date falling closest to the first anniversary of the commencement of such Deferral Period, until the first anniversary of the termination of such Deferral Period), if the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under its guarantee regarding the Trust, the Company shall not, and shall not permit any Subsidiary, subject to certain covenants set forth in the Indenture, to: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or the capital stock of a Subsidiary, (ii) other than any repayment of the Securities of this series pursuant to the Supplemental Indenture or any partial payments of deferred interest on the Securities that may be made pursuant to Section 2.1(i) of the Supplemental Indenture or other junior subordinated debt that ranks pari passu with the Securities expressly permitted by the Supplemental Indenture, make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company (including other Securities or other junior subordinated debt) that ranks pari passu with or junior in interest to this Security or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary that by their terms rank pari passu with or junior in interest to this Security (other than (a) dividends or distributions in the additional shares of the Company’s capital stock, (b) any declaration or payment of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under such a plan, or the redemption or repurchase of any rights distributed pursuant to such a plan, (c) payments under the Guarantee, (d) purchases of Common Stock for issuance pursuant to any employee benefit plans, and (e) solely in the case of any controlled Subsidiaries, dividends or distributions on the capital stock of such Subsidiary to the Company or one of the Company’s Affiliates). Each period beginning on the Interest Payment Date with respect to which the Company elects to defer all or part of any interest payment and ending on the earlier of (i) the Interest Payment Date falling on or about the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all accrued and unpaid interest on this Security is referred to as a “Deferral Period”. At the end of any such Deferral Period, the Company shall pay all interest then accrued and unpaid on this Security (together with Compounded Interest thereon, if any, to the extent permitted by applicable law), except for any interest that is cancelled pursuant to the Supplemental Indenture, to the Person in whose name this Security is registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Upon termination of any Deferral Period and upon the payment of all accrued and unpaid interest and any Compounded Interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. The Company may elect to pay current interest on any Interest Payment Date during any Deferral Period to the extent permitted, and shall pay deferred interest (including Compounded Interest thereon) to the extent required, by the Supplemental Indenture.

The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Institutional Trustee is not the sole holder or a holder of the Securities, to the Holders of the Securities at least one Business Day prior to the Regular Record Date for the next succeeding Interest Payment Date or, (ii) if the Institutional Trustee is the sole holder of the Securities, at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of such Capital Securities of the record date for such Distribution Date or of such Distribution Date, but in any event not more than 15 Business Days prior to such Distribution Date.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CAPITAL ONE FINANCIAL CORPORATION

By:
Name:
Title:

Attest:

Dated:

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK as Trustee

By:
Name:
Title:

Dated:

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 6, 2006 (herein called the “Indenture”, and such supplemental indenture dated as of August 1, 2006, herein called the “Supplemental Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $651 million.

All terms used in this Security that are defined in the Supplemental Indenture, in the Indenture or in the Amended and Restated Declaration of Trust, dated as of August 1, 2006 (the “Declaration of Trust”), for Capital One Capital III, among the Company, as Sponsor, The Bank of New York, as institutional trustee (the “Institutional Trustee”) and certain employees of the Company as administrative trustees (the “Administrative Trustees”), shall have the meanings assigned to them in the Supplemental Indenture, the Indenture or the Declaration of Trust, as the case may be.

The Company may, at its option, and subject to the terms and conditions of the Supplemental Indenture and Article XI of the Indenture, redeem this Security in whole or in part at any time at a price equal to the greater of (1) 100% of the principal amount of this Security; or (2) in the case of any redemption prior to the Scheduled Maturity Date, the present value of scheduled payments of principal and interest from the redemption date to the Scheduled Maturity Date (assuming for this purpose the repayment in full of this Security on the Scheduled Maturity Date), on this Security, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.375%, in each case plus accrued and unpaid interest.

Upon the occurrence and during the continuation of a Tax Event, Capital Treatment Event or Investment Company Event in respect of the Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event redeem this Security, in whole but not in part, subject to Section 11.8 of the Indenture, the other provisions of Article XI of the Indenture and Section 2.1(l) of the Supplemental Indenture. For a Capital Treatment Event or Investment Company Event, the redemption price shall be equal to 100% of the principal amount thereof plus accrued and unpaid interest. For a Tax Event, the redemption price shall be equal to the greater of (1) 100% of the principal amount of this Security (plus accrued and unpaid interest through the Redemption Date); or (2) the present value of scheduled payments of principal and interest from the redemption date to the Scheduled Maturity Date, on this Security, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.75% (plus accrued and unpaid interest to the Redemption Date).

In the event of redemption or repayment of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of a majority in aggregate principal amount of the securities of each series issued under the Indenture at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past defaults in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the securities of such series. Any such consent or waiver by the registered Holders of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default arising from a default in the payment of interest (including Compounded Interest but not including interest cancelled pursuant to the Supplemental Indenture), in full for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period with respect to the Securities at the time Outstanding occurs and is continuing, then and in each such case that the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount, and accrued interest (including Compounded Interest), of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that if, upon such an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fail to declare the principal amount of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Compounded Interest) on all the Securities shall become immediately due and payable; provided that the payment of principal and interest (including any Compounded Interest) on such Securities shall remain subordinated to the extent provided in Article XIV of the Indenture.

Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to the Supplemental Indenture

(including Compounded Interest thereon) that has not been paid out of the proceeds of the issuance of certain securities in accordance with the Supplemental Indenture to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Compounded Interest thereon) on this Security. In addition, at the expiration of any Deferral Period that continues for 10 years, in certain circumstances set forth in the Supplemental Indenture the obligation of the Company to pay deferred interest (including Compounded Interest thereon) with respect to certain Interest Payment Dates during such Deferral Period shall be permanently cancelled.

No reference herein to the Indenture or the Supplemental Indenture and no provision of this Security or of the Indenture or the Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE, THE SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.